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        Crowe Chizek and Company LLC           Livingston, New Jersey 07039-1027
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June 13, 2005


Board of Directors
American Bank of New Jersey
365 Broad Street
Bloomfield, New Jersey 07003

       Re:    New Jersey Income Tax Consequences of MHC Step 2 Reorganization

To the Members of the Board of Directors:

In accordance with your request, we render our opinion relating to the material New Jersey income tax consequences of the proposed Plan of Conversion and Reorganization of American Savings, MHC (the "MHC") and Plans of Merger between the MHC, ASB Holding Company and American Bank of New Jersey (the "Plan") (collectively referred to herein as the "Conversion and Reorganization"). Pursuant to the Conversion and Reorganization, American Bank of New Jersey will be wholly owned by a stock holding company which will be owned completely by public shareholders.

                               STATEMENT OF FACTS
                               ------------------

The facts and circumstances surrounding the Conversion and Reorganization are quite detailed and are described at length in the Plan adopted on May 17, 2005, by the Board of Directors of ASB Holding Company (the "Middle Tier Holding Company"), American Bank of New Jersey (the "Savings Bank"), and the MHC and in the federal tax opinion dated June 13, 2005 by Malizia Spidi & Fisch, PC (the "Federal Tax Opinion"). However, a summary of the Plan is as follows:

The Bank is a federal stock savings bank. The Company is a federal stock holding company that owns 100% of the outstanding Bank stock. The MHC is a federally chartered mutual holding company that owns 70% of the outstanding common stock of the Company. Public shareholders own the remaining 30% of the outstanding common stock of the Company. Pursuant to the Plan and for what are stated to be valid business reasons, the Company proposes to reorganize so that 100% of its outstanding stock will be publicly owned.

Pursuant to the Plan, the Savings bank will form a new New Jersey stock holding Company, American Bancorp of New Jersey, Inc. ("Holding Company") and the existing shares of Middle Tier Holding Company common stock owned by public shareholders will be converted pursuant to an exchange ratio into shares of common stock of the Holding company.

Board of Directors
American Savings Bank of NJ
June 13 2005
Page 2


The Conversion and Reorganization will be effected, pursuant to the Plan , as follows:

(i) The Savings Bank will establish the Holding Company as a first-tier state-chartered stock holding company subsidiary.

(ii) The Holding Company will form an interim corporation ("Interim Bank No. 3"), a new, wholly owned first-tier subsidiary with an interim federal stock savings bank charter.

(iii) Middle Tier Holding Company will adopt an interim federal stock savings bank charter to be known as Interim Bank No. 2; Interim Bank No. 2 will then merge with and into the Savings Bank (the "Middle Tier Merger"), with the Savings Bank as the surviving entity. The MHC will receive, and Minority Stockholders will constructively receive, shares of Bank common stock in exchange for their Middle Tier Holding Company common stock.

(iv) Immediately following the Middle Tier Merger, the MHC will convert into an interim federal stock savings bank to be known as Interim Bank No. 1. Then, Interim Bank No. 1, formerly the MHC, will merge with and into the Savings Bank with the Savings Bank as the surviving entity ("MHC Merger"). The shares of Bank Common Stock previously held by the MHC (now Interim Bank No. 1) will be canceled. Eligible members of the MHC as of certain specified dates will be granted interests in a liquidation account to be established by the Savings
Bank. The amount in the liquidation account will be the greater of (a) 100% of retained earnings as of March 31, 2003 (the date of the latest statement of financial condition contained in the final offering circular utilized in the Savings Bank's initial stock offering), or (b) 70% of Middle Tier Holding Company's total shareholders' equity as reflected in its latest statement of financial condition.

(v) Immediately following the MHC Merger, Interim Bank No. 3 will merge with and into the Savings Bank, with the Savings Bank as the surviving entity ("Bank Merger"). As a result of the Bank Merger, Bank Stock deemed held by Public Stockholders will be converted into Holding Company Common Stock based upon the Exchange Ratio which is designed to ensure that the same Public Stockholders will own, approximately the same percentage of Holding Company Common Stock as the percentage of Middle Tier Holding Company Common Stock owned by them immediately prior to the Conversion and Reorganization before giving effect to
(a) cash paid in lieu of fractional shares and (b) any shares of Holding Company stock purchased by Public Stockholders in the Offering.

(vi) Immediately after the Bank Merger, the Holding Company shall sell the Conversion Stock in the Offerings.

(vii) Members of the MHC possessing Savings Bank Liquidation Interests as a result of the MHC Merger will continue to maintain such interests upon the completion of the MHC Merger and the Bank Merger.

Board of Directors
American Savings Bank of NJ
June 13 2005
Page 3


                                     OPINION
                                     -------

You have provided us with a copy of the Federal Tax Opinion of the transactions prepared by Malizia Spidi & Fisch, PC, dated June 13, 2005 (the "Federal Tax Opinion") in which they have opined, inter alia, that the transactions will be tax-free reorganizations described in Section 368(a)(1)(A) and 368(a)(2)(E).

Our opinion regarding the New Jersey income tax consequences is based on the facts and incorporates the capitalized terms contained in the Federal Tax Opinion. Our opinion on the New Jersey income tax consequences assumes that the final federal income tax consequences of the transaction will be those outlined in the Federal Tax Opinion.

Should it finally be determined that the facts and the federal income tax consequences are not as outlined in the Federal Tax Opinion, the New Jersey income tax consequences and our New Jersey tax opinion will differ from what is contained herein. Our opinion is based on the current New Jersey tax law, which is subject to change.

Our opinion adopts and relies upon the facts, assumptions, representations, and conclusions as set forth in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the material New Jersey income tax consequences of the transaction.

1. The transactions qualify as statutory mergers and each merger required by the Plan qualifies as a reorganization within the meaning of Code Section 368(a)(1)(A). Each of the MHC, the Mid-Tier, and the Savings Bank will be a party to a "reorganization" as defined in Code Section 368(b). (Revised Statutes of New Jersey Sec. 54:10A-4(k)).

2. The MHC will not recognize any gain or loss on the transfer of its assets to the Savings Bank in exchange for Savings Bank Liquidation Interests for the benefit of Members who remain Members of Savings Bank. (Revised Statutes of New Jersey Sec. 54:10A-4(k)).

3. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of the MHC in exchange for the transfer to the Members of the Savings Bank Liquidation Interests. (Revised Statutes of New Jersey Sec. 54:10A-4(k)).

4. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of Interim Bank #2 and Interim Bank #3 pursuant to the Conversion and Reorganization. (Revised Statutes of New Jersey Sec. 54:10A-4(k)).

5. No gain or loss will be recognized by Interim Bank #2 (the Mid-Tier following its conversion to a federal stock savings bank) pursuant to the Conversion and Reorganization. (Revised Statutes of New Jersey Sec. 54:10A-4(k)).

Board of Directors
American Savings Bank of NJ
June 13 2005
Page 4


6. The reorganization of the Holding Company as the holding company of the Savings Bank qualifies as a reorganization within the meaning of Code Section 368(a)(1)(A) by virtue of Code Section 368(a)(2)(E). Therefore, the Savings Bank, the Holding Company, and Interim Bank #3 will each be a party to a reorganization, as defined in Code Section 368(b). (Revised Statutes of New Jersey Sec. 54:10A-4(k) and Sec. 54A:5-1c).

7. No gain or loss will be recognized by Interim Bank #3 upon the transfer of its assets to the Savings Bank pursuant to the Conversion and Reorganization. (Revised Statutes of New Jersey Sec. 54:10A-4(k)).

8. Members will recognize no gain or loss upon the receipt of Savings Bank Liquidation Interests. (Revised Statutes of New Jersey Sec. 54:10A-4(k) and Sec. 54A:5-1c).

9. No gain or loss will be recognized by the Holding Company upon the receipt of Bank Stock solely in exchange for HC Stock. (Revised Statutes of New Jersey Sec. 54:10A-4(k)).

10. Current stockholders of Mid-Tier Holding Company will not recognize any gain or loss upon their exchange of Mid-Tier Holding Company Common Stock solely for shares of HC Stock. (Revised Statutes of New Jersey Sec. 54:10A-4(k) and Sec. 54A:5-1c).

11. Each stockholder's aggregate basis in shares of HC Stock received in the exchange will be the same as the aggregate basis of Mid-Tier Holding Company Common Stock surrendered in the exchange before giving effect to any payment of cash in lieu of fractional shares. (Revised Statutes of New Jersey Sec. 54:10A-4(k) and Sec. 54A:5-1c).

12. It is more likely than not that the fair market value of the subscription rights to purchase HC Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of HC Stock. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of HC Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Code Section 356(a)). Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B.
182).

Our opinion under paragraph 12 above is based on the presumption that the subscription rights to purchase shares of Company Stock received by Eligible Account Holders and Supplemental Eligible Account Holders and Other Members have a fair market value of zero. Such subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Company Stock at the same price to be paid by members of the general public in any

Board of Directors
American Savings Bank of NJ
June 13 2005
Page 5


Community Offering. We understand that you have received a letter from RP Financial, LC, which states that the subscription rights do not have any value when they are distributed or exercised. In the Federal Tax Opinion, Malizia Spidi & Fisch, PC opined that it is more likely than not the subscription rights have no value. We express no view regarding the valuation of the subscription rights.

                             LIMITATIONS OF OPINION
                             ----------------------

Our opinion is based upon legal authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Further, no opinion is expressed under the provisions of any of the other sections of the Revised Statues of New Jersey and Income Tax Regulations which may also be applicable thereto, or to the tax treatments of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the opinions set forth above.

Our opinion is not binding on the New Jersey Division of Taxation, and the New Jersey Division of Taxation could disagree with the conclusions reached in the opinion. In the event of such disagreement, there can be no assurance that the New Jersey Division of Taxation would not prevail in a judicial proceeding, although we believe that the positions expressed in our opinion would prevail if the matters were challenged.

If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect on the New Jersey income tax consequences, if any.

This opinion is given solely for the benefit of the parties to the Plan, the Eligible Account Holders and Supplemental Eligible Account Holders and those who purchase stock pursuant to the Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

Board of Directors
American Savings Bank of NJ
June 13 2005
Page 6


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 ("Form S-1") to be filed by the Holding Company with the Securities and Exchange Commission, and as an exhibit to the MHC's Application for Conversion on Form AC ("Form AC") as filed with the OTS, and to the references to our firm in the Prospectus that is part of both the Form S-1 and the Form AC.

Very Truly Yours,


/s/Crowe Chizek and Company LLC

Crowe Chizek and Company LLC